April 21, 2004	Exhibit 10.43a

Mr. Burton August, Sr.
AA&L Associates
200 Holleder Parkway
Rochester, NY 14615

RE:	Lease agreement dated July 11, 1984 by and between Charles J. August, Burton S. August and Sheldon A. Lane (Landlord) and Monro Muffler Brake, Inc. (Tenant) for premises situate at 806 West Union Street, Newark, NY [MMB #49]

Dear Burt:

Please accept this letter as Monro Muffler / Brake, Inc.’s official notification of our intent to renew said lease agreement for the final five-year renewal period commencing on January 1, 2005 and expiring December 31, 2009. The rent for said renewal period shall be $3,000.00 per month.

Burt, I would like to sit down with you to discuss additional renewal options for Monro since there are no options available past December 31, 2009.

Please do not hesitate to contact me 647-6400 ext. 384 if you have any questions relative to the renewal.

Yours truly,

/s/ Thomas M. Aspenleiter

Thomas M. Aspenleiter
VP Real Estate

TMA:mc